Exhibit 21.1

WALKER INNOVATION INC.

SIGNIFICANT SUBSIDIARIES

All significant subsidiaries are wholly-owned by Walker Innovation Inc. and/or one or more of its wholly-owned subsidiaries.

Name	Jurisdiction in which Organized
Inventor Holdings, LLC	Delaware
Certified Measurement, LLC	Delaware